Exhibit 2.1

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

August 29, 2023

This First Amendment to Business Combination Agreement, dated as of August 29, 2023 (this “Amendment”) amends that certain Business Combination Agreement, dated March 3, 2023 (the “BCA”), by and among Kernel Group Holdings, Inc., a Cayman Island exempted company (“Kernel”), AIRO Group, Inc. (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ParentCo (“Kernel Merger Sub”), AIRO Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ParentCo (“AIRO Merger Sub”), VKSS Capital, LLC, a Delaware limited liability company (the “ParentCo Representative”) and also in the capacity as Kernel’s Sponsor (“Sponsor”), Dr. Chirinjeev Kathuria, in the capacity as the representative for the company stockholders (the “Seller Representative”), and AIRO Group Holdings, Inc., a Delaware corporation (“AIRO Group Holdings” or the “Company”). ParentCo, Kernel, Kernel Merger Sub, AIRO Merger Sub, ParentCo Representative, the Seller Representative and the Company are collectively referred to as the “Parties” and each a “Party.” Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in the BCA.

WHEREAS, on March 3, 2023, the Parties entered into the BCA;

WHEREAS, the Parties wish to amend the BCA, as set forth herein.

NOW, THEREFORE, pursuant to Section 10.9 of the BCA, the Parties hereby agree as follows:

1. Section 2.14(a) of the BCA is hereby deleted in its entirety and replaced with the following:

“(a) After the Closing, subject to the terms and conditions set forth herein, (I) the Company Stockholders shall have the contingent right to receive up to 33,000,000 shares of ParentCo Common Stock and (II) the Sponsor shall have the contingent right to receive up to 3,300,000 shares of ParentCo Common Stock (in the case of each of (I) and (II), subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from ParentCo based on ParentCo’s revenue and EBITDA performance, as follows:

(i) In the event ParentCo’s revenue for any full 12-month period (each an “Earnout Period”) commencing on or after the Closing Date (the “Earnout Start Date”) and ending on or before the last day of the thirteenth full calendar quarter following the Closing Date (the “Earnout End Date”, and the period between the Earnout Start Date and the Earnout End Date, the “Earnout Eligibility Period”) is greater than or equal to $42,600,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 6,600,000 Earnout Shares and the Sponsor shall be issued 660,000 Earnout Shares.

(ii) In the event ParentCo’s revenue for any Earnout Period is greater than or equal to $141,400,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 6,600,000 Earnout Shares and the Sponsor shall be issued 660,000 Earnout Shares.

(iii) In the event ParentCo’s revenue for any Earnout Period is greater than or equal to $358,900,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 6,600,000 Earnout Shares and the Sponsor shall be issued 660,000 Earnout Shares.

(iv) In the event ParentCo’s EBITDA for any Earnout Period is greater than or equal to $(19,300,000) for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 4,400,000 Earnout Shares and the Sponsor shall be issued 440,000 Earnout Shares.

(v) In the event ParentCo’s EBITDA for any Earnout Period is greater than or equal to $4,000,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 4,400,000 Earnout Shares and the Sponsor shall be issued 440,000 Earnout Shares.

(vi) In the event ParentCo’s EBITDA for any Earnout Period is greater than or equal to $98,600,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of 4,400,000 Earnout Shares and the Sponsor shall be issued 440,000 Earnout Shares.”

2. Effect of this Amendment. Except as otherwise set forth in this Amendment, the provisions, representations, warranties, covenants and conditions of the BCA shall remain unchanged by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the BCA, the terms of this Amendment shall control. From and after the date of this Amendment, all references to the BCA or Agreement (whether in the BCA or this Amendment) shall refer to the BCA as amended by this Amendment.

3. Miscellaneous Provisions. The parties hereto hereby agree that the provisions and obligations set forth in Article X of the BCA shall apply, mutatis mutandis, to this Amendment.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers, this 29th day of August, 2023.

Kernel:
KERNEL GROUP HOLDINGS, INC.

By	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

Kernel Merger Sub:
KERNEL MERGER SUB, INC.

By	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	President

AIRO Merger Sub:
AIRO MERGER SUB, INC.

By	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	President

ParentCo:
AIRO GROUP, INC.

By	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	President

Company:
AIRO GROUP HOLDINGS, INC.

By	/s/ Joseph Burns
Name:	Joseph Burns
Title:	Chief Executive Officer

ParentCo Representative/Sponsor:
VKSS CAPITAL, LLC:

By	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Managing Member

Seller Representative:
DR. CHIRINJEEV KATHURIA

By	/s/ Dr. Chirinjeev Kathuria
Name:	Dr. Chirinjeev Kathuria, solely in the capacity as the Seller Representative hereunder

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